EXHIBIT 11.1

We consent to the use, in this Offering Statement on Form 1A of Med-X, Inc., a Nevada corporation, of our report dated July 28, 2015 on our audit of the balance sheet of Med-X, Inc., a Nevada corporation as of December 31, 2014 and the related statements of operations, stockholders' equity and cash flows for the period from inception (February 24, 2014) to December 31, 2014, and the reference to us under the caption "Financial Statements."

/S/ MJF & Associates, APC

Certified Public Accountants

December 3, 2015

Los Angeles, California